Exhibit (a)(1)(iv)

Form Of Letter from the Fund to Unitholders

in Connection with the Fund’s Acceptance of Units

BLACKSTONE PRIVATE EQUITY STRATEGIES FUND L.P.

c/o SS&C GIDS, Inc.

P.O. Box 219338

Kansas City, MO 64121-9338

March 31, 2025

Dear BXPE Unitholder:

This letter serves to inform you that Blackstone Private Equity Strategies Fund L.P. (the “Fund”) has received and accepted for purchase your tender of limited partnership units in the Fund.

In accordance with the terms of the tender offer, you will be issued a promissory note (the “Note”), as described in the offer to purchase, which will be held on your behalf by SS&C GIDS, Inc., the Fund’s transfer agent (“Transfer Agent”), entitling you to receive payment(s) in an aggregate amount equal to the net asset value of the tendered units determined as of March 31, 2025, less the 5% “early repurchase deduction” (if such deduction is applicable to your investment, which is described in the Fund’s private placement memorandum).

If you have any questions, or if you wish to request a copy of your Note, please contact the Fund’s Transfer Agent at (844) 702-1299.

Sincerely,

Blackstone Private Equity Strategies Fund L.P.